Exhibit 99.1

NEWS

Omega Protein Reports 2009 First Quarter Results

HOUSTON, May 7, 2009 – Omega Protein Corporation (NYSE symbol: OME), the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today reported net income of $2.1 million ($0.11 a share) for the first quarter of 2009, compared with net income of $1.9 million ($0.11 a share) for the first quarter of 2008.

Revenues for the first quarter ended March 31, 2009 were $30.2 million compared with revenues of $36.1 million for the comparable quarter in 2008. Omega Protein recorded operating income of $4.3 million for the first quarter of 2009, versus operating income of $4.0 million for the first quarter of 2008.

The Company’s 2009 first quarter results reflect decreased revenues and margins primarily due to lower sales volumes and increased per unit costs, offset partially by increased sales prices when compared to the 2008 quarter. The decreased sales volumes are a result of the general constriction of the global markets. Increased pricing was the result of carry over contracts entered into during 2008. Pricing trends for the remainder of 2009 are expected to trend downward, particularly for fish oil. Additionally, during the quarter ended March 31, 2009, the Company received a federal hurricane assistance grant of $2.7 million from the State of Mississippi, net of fees, related to the impact of Hurricane Katrina, which occurred during 2005. Excluding this grant from the results of operations, reported net income for the quarter ended March 31, 2009 would have resulted in Omega Protein reporting approximately $0.5 million of net income ($0.02 a share).

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the Company’s ability to meet its raw material requirements through its annual menhaden harvest, which is subject to fluctuations due to natural conditions over which the Company has no control, such as varying fish population, fish oil yields, adverse weather conditions and disease; (2) the impact of worldwide supply and demand relationships on prices for the Company’s products; (3) Omega Protein’s expectations regarding demand and pricing for its products proving to be incorrect; (4) fluctuations in the Company’s quarterly operating results due to the seasonality of the Company’s business and its deferral of inventory sales based on worldwide prices for competing products; and (5) the impact of the capital and credit market crisis. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice, and the Company undertakes no obligation to update such information.

OMEGA PROTEIN CORPORATION

Statement of Operations

(unaudited)

	Three Months Ended March 31,
	2009	2008
	(in thousands, except per share amounts)
Revenues	$30,153	$36,109
Cost of sales	24,332	27,851

Gross profit	5,821	8,258
Selling, general and administrative expense	3,406	3,675
Research and development expense	357	318
(Insurance recoveries and other proceeds) losses relating to natural disaster and other, net	(2,267)	217

Operating income	4,325	4,048
Interest income (expense), net	(816)	(1,057)
Other income (expense), net	(94)	(56)

Income before income taxes	3,415	2,935
Provision for income taxes	1,316	1,023

Net income	$2,099	$1,912

Basic earnings per share	$0.11	$0.11

Weighted average common shares outstanding	18,712	17,522

Diluted earnings per share	$0.11	$0.11

Weighted average common shares and potential common share equivalents outstanding	18,732	17,904

OMEGA PROTEIN CORPORATION

CONDENSED BALANCE SHEET

(Unaudited)

	March 31, 2009	December 31, 2008
	(in thousands, except per share amount)
ASSETS
Current assets	$118,106	$123,665
Property and equipment, net	109,308	106,181
Other assets	2,423	2,735

Total assets	$229,837	$232,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$22,187	$26,853
Long-term debt, less current maturities	48,978	51,312
Capital lease obligation, net of current portion	1,551	1,634
Deferred tax liability, net of current portion	4,679	3,005
Pension liabilities, net and other	10,593	10,220
Stockholders’ equity	141,849	139,557

Total liabilities and stockholders’ equity	$229,837	$232,581

Book value per share outstanding	$7.58	$7.46

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.buyomegaprotein.com

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